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                     PURCHASE AGREEMENT

THIS AGREEMENT, Made as of this 3rd day of March, 1993 by and between Angeles Partners XVI ("Seller"), and North Prior Partnership, or assigns, ("Buyer"),

                          WITNESS:

WHEREAS, Seller is the owner of The North Prior Industrial Park (429,475,545 North Prior Avenue), situated in the City of St. Paul, county of Ramsey, State of Minnesota, legal to conform the address. Approximately 613,592 square foot warehouse and office. Legal description to be approved by Seller.

WHEREAS, Seller desires to sell the Property, and Buyer desires to purchase the Property upon the terms and conditions herein set forth:

1.   PURCHASE PRICE AND PAYMENT: The Purchase Price is $10,650,000 and
is   payable as follows:

     a. $150,000 earnest money paid upon acceptance of this agreement. The earnest money shall be deposited in an interest bearing account to the Credit of Buyer; and

     b.   $10,500,000 cash on May 31, 1993 the Date of Closing.

     2.   TITLE MATTERS:

     a. Subject to performance by the Buyer, the Seller agrees to execute and deliver a Warranty Deed conveying marketable title to said Property subject only to the following exceptions:

          1.   Building and Zoning Laws.

          2. Reservation of any minerals or mineral rights to the State of Minnesota.

          3.   Utility and drainage easements disclosed to Buyer
               which do not   interfere with present improvements.

          4.   Rights of tenants as follows: None unless disclosed in
               Section   3 hereof.

          5. Restriction disclosed to Buyer relating to use or improvement of the property without effective forfeiture provision.

     b. The Seller further agrees to deliver possession not later than closing provided that all conditions of this agreement have been complied with.

     c.   The Seller shall, within 10 days of acceptance of this
agreement,     furnish an abstract of title, or a commitment for a title
policy, or a Registered Property Abstract certified to date to include proper searches covering bankruptcies, and State and Federal judgments and liens, and levied and pending special assessments. The Seller shall be allowed 35 days to make such title marketable. Pending correction of title the payments hereunder required shall be postponed, but upon correction of title and within 10 days after written notice to the buyer, the parties shall perform this agreement according to its terms.

     If said title is not marketable and is not made so within 35 days from the date of written objections as above provided, this agreement shall be null and void, at option of the Buyer, and neither principal shall be liable for damages hereunder to the other principal. All money and interest earned paid by the Buyer shall be refunded. If the title to said property is found marketable or is so made within said time, and if the Buyer shall default in any of the agreements and continue in default for a period of

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10 days, then the Seller may terminate this contract and on such terminating all the payments made upon this contract shall be retained by said Seller and said agent, as their respective interests may appear, as liquidated damages, time being of essence, hereof. This provision shall not deprive either party of the right of enforcing the specific performance of this contract provided such contract shall not be terminated as aforesaid, and provided action to enforce such specific performance shall be commenced within six months after such right of action shall arise.

3.   DOCUMENT INSPECTION Within ten (10) days of acceptance of this
     Agreement,     Seller shall provide Buyer with the following
     information and statements which Seller certifies as true and correct in all material respects.

     A. Copies of such surveys and building plans of the Property as Seller may have.

     B. Copies of all lease agreements, easements, restrictions, and other encumbrances or servitudes benefitting or burdening the subject property.

     C.   Real Estate Tax Statements for 1989-1992 payable.

     D. A copy of any and all soil tests affecting the Property, as Seller may have.

     E. Any title opinions, title insurance policies, or other documents evidencing the status of title to the Property.

     F.   A copy of utility bills from 1989-1992, as Seller may have.

     G. A list of any repairs or improvements made to Property in excess of $3,000 during 1988-1992, as Seller may have.

     Buyer shall have until April 19, 1993 in order to examine the same and perform any testing or inspections which the Buyer deems necessary. In the event that Buyer in its sole discretion is not satisfied with such inspections, testing, or examination of documents, Buyer may cancel this Agreement and in such event it shall be null and void.

4.   REAL ESTATE TAXES, SPECIAL ASSESSMENTS, AND PRORATIONS

     Seller represents that all real estate taxes and installments of
special   assessments due and payable in the year prior to closing have been paid in full. Real estate taxes due and payable in the year of closing shall be pro-rated to the date of closing. Levied and pending special assessments as of closing shall be prorated to the date of closing.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents, warrants and agrees now and as of the date of
closing   as follows:

     A. That Seller has received no notice or complaint from any governmental authority or insurance underwriter relating to the condition of or operations upon the property with the exception of that noted in paragraph 5H.

     B. That until the Closing Date, the Property will be maintained in the same or better condition as it is on the date of signing this Purchase Agreement.

     C. That the Seller has all rights, title and interest including easements, if any, necessary to operate the Property as presently operated by Seller and Seller agrees to convey to Buyer, together

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          with the above-described property all of such rights, title and interest, of Seller in the Property, including without limitation, all of Seller's right, title and interest in any streets or easements adjacent thereto which may be vacated, abandoned or released in the future.


     D. That there are no existing proceedings nor, to the best of Seller's knowledge, any threatened proceedings against the Property or owners thereof, either administrative or judicial on account of any alleged violation of any laws, any rules, regulations or order, and that there is no litigation or condemnation pending, not to the best of Sellers' knowledge, threatened, which would affect the property or the use thereof by Buyer. Seller knows of no present proceeding which could cause additional special assessments against the Property.

     E. That no other person has any right to purchase all or any portion of the Property and Seller has or will have as of the date of closing, good and marketable title to the Property, free and clear of all liens, mortgages, charges and encumbrances except as expressly permitted hereunder.

     F. That there are no contracts, agreements or obligations relating to the Property which will extend beyond the Date of Closing, except those previously disclosed to Buyer in writing.

     G. That the property neither contains, releases or threatens to release any toxic materials, hazardous wastes or substances, or pollutants or contaminants within the meaning of any State or Federal superfund law, or environmental law, rule or order, except as noted in Paragraph H.

     H. Purchaser is aware of an existing monitoring well on the property and of the current on-going clean-up of an approximate 1,500 gallon fuel oil spill into said monitoring well. Seller shall release all documents relating to said well including any P.C. A. files. Seller agrees to perform any necessary clean-up of said well and agrees to escrow $100,000 until acceptable releases are given from the P.C.A. at which time all escrows and interest will be returned to Seller.

6. CONDEMNATION: The risk of loss from condemnation or threat thereof shall remain on Seller until closing.

     If prior to closing any of the Property is condemned under the power of eminent domain, is the subject of a threatened condemnation, or is conveyed to a condemning authority in lieu of condemnation, Seller shall notify Buyer in writing of the threat, condemnation or conveyance within three (3) days of its occurrence. Buyer shall within ten (10) days of the notice have the option of (a) proceeding with the closing, and receiving the award or condemnation payment (or an assignment thereof, if the same is not received by closing), or (b) cancelling this Purchase Agreement and receiving back the earnest money deposited.

7.   Brokers:

     Owner hereby agrees to pay the brokerage commission due to Griffin
Real      Estate Company at closing, according to that separate
commission between owner and Griffin ("Agent"). Owner and purchaser mutually agree that no other broker is involved in this transaction.

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SELLER:   Angeles Partners XVI                     BUYER:    North Prior
Partnership By:  Angeles Realty Corporation II,
                 General Partner

By:  Jeffrey  Goldberg                             By:  Gerald L. Trooien


ITS: Vice President                                ITS: Partner